Exhibit 10.27

RESTRICTED STOCK UNIT AGREEMENT

This Agreement (“Agreement”) is entered into effective as of November 4, 2010 (the “Effective Date”), by and between Plains Exploration & Production Company, a Delaware corporation (the “Company”), and James C. Flores (“Employee”).

WHEREAS, the Company and Employee are parties to the Plains Exploration & Production Company Amended and Restated Employment Agreement, effective as of June 9, 2004, and as amended by the Amendment to Plains Exploration & Production Company Amended and Restated Employment Agreement (the “Amendment”), effective March 12, 2008 (as amended, the “Employment Agreement”);

WHEREAS, the Amendment sets forth certain terms with respect to a Long-Term Retention Grant (as defined in the Amendment); and

WHEREAS, the parties wish to modify the terms of the Long-Term Retention Grant to make the terms consistent with the Company’s other restricted stock unit agreements in consideration for additional continued services of Employee on behalf of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as of the Effective Date as follows:

1.

In the event of (a) a Change in Control prior to Employee’s termination of employment, (b) Employee’s termination of employment due to his death or Disability, or (c) Employee’s termination of employment either by the Company without Cause or by Employee for Good Reason (each an “Acceleration Event”), all RSUs not yet credited to Employee’s Account pursuant to the Long-Term Retention Grant automatically shall be credited to Employee’s Account, and shall be one hundred percent vested, as of the date of such Acceleration Event (each such accelerated RSU being an “Accelerated RSU”); provided, however, that in the event of Employee’s death, an RSU will only be an Accelerated RSU in the event such RSU would have been credited to Employee’s Account within the five years following the death of the Employee. Subject to Paragraph 3 below, payment of an Accelerated RSU shall be paid in a single lump sum as of the business day next following the Acceleration Event, unless such payment would result in the additional tax (“Penalty Tax”) provided by Section 409A of the Code, in which event such payment shall not be made to Employee until the earlier of (i) the date(s) such Accelerated RSU(s) would otherwise have become payable to Employee had it instead become vested on the applicable vesting date(s) as provided in Section 19 of the Amendment or (ii) the date payment can be made without being subject to such Penalty Tax.

2.

As used herein and in Section 19 of the Amendment, the term “Change in Control” shall have the meaning assigned in the Company’s 2004 Stock Incentive Plan, 2010 Incentive Award Plan or the successor equity plan under which the above RSU is granted pursuant to the Long-Term Retention Grant.

3.

Except as modified by Paragraph 1 above, the provisions of Section 19 of the Amendment relating to the trust funding, the delay in payment if Employee is a “specified employee,” and compliance with Section 409A of the Code shall be applicable to the Accelerated RSUs. Except as modified by Paragraph 2 above, if the RSUs do not become Accelerated RSUs pursuant to Paragraph 1, all of the provisions of Section 19, including, without limitation, the requirements that Employee remain employed on the RSU crediting and RSU vesting dates and the crediting and vesting acceleration events shall continue to apply to the RSUs without change.

4.

Notwithstanding anything in the Employment Agreement to the contrary, upon the vesting and payment of an Accelerated RSU, as the case may be, Employee, in his sole discretion, shall direct the Company to either (i) withhold (or “net”) from the Accelerated RSUs such number of Shares otherwise payable to Employee as required to meet the Company’s required tax withholding obligations under applicable laws or (ii) pay the Company such amount of money as required to meet the Company’s required tax withholding obligations. No payment of an Accelerated RSU shall be made pursuant to this Agreement until Employee has satisfied in full the Company’s applicable tax withholding requirements with respect to such event.

5.	Unless otherwise provided, capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement.

6.	This Agreement shall continue until all obligations of the Company hereunder have been satisfied in full.

IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the Effective Date.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Winston M. Talbert
Winston M. Talbert
Executive Vice President & Chief Financial Officer
Date: November 4, 2010

By:	/s/ John F. Wombwell
John F. Wombwell
Executive Vice President & General Counsel
Date: November 4, 2010

EMPLOYEE

By:	/s/ James C. Flores
James C. Flores
Date: November 4, 2010

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